Exhibit (a)(1)(E)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Cartesian, Inc.
at
$0.40 Net Per Share
by
Cartesian Holdings, Inc.
a wholly owned direct subsidiary of
Cartesian Holdings, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON MAY 11, 2018, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

April 10, 2018

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated April 10, 2018 (which we refer to as the “Offer to Purchase”), and the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, we refer to as the “Offer”) in connection with the offer by Cartesian Holdings, Inc., a Delaware corporation (which we refer to as “Merger Sub”) and a wholly owned direct subsidiary of Cartesian Holdings, LLC, a Delaware limited liability company (which we refer to as “Parent”), to purchase all outstanding shares of common stock, par value $0.005 per share (which we refer to as “Shares”), of Cartesian, Inc., a Delaware corporation (which we refer to as “Cartesian”), at a purchase price of $0.40 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions, by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof, as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.	The offer price for the Offer is $0.40 per Share, net to you in cash, without interest thereon and less any applicable withholding taxes.
2.	The Offer is being made for all outstanding Shares.
3.	The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 21, 2018 (which we refer to, together with any amendments thereto, as the “Merger Agreement”), by and among Parent, Merger Sub and Cartesian. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of specified conditions, Merger Sub will be merged with and into Cartesian (the “Merger”) following approval of the Merger Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Required Vote,” if needed), with Cartesian continuing as the surviving corporation in the Merger and thereby becoming a wholly owned direct subsidiary of Parent. If 90% or more of the outstanding Shares are purchased in the Offer, the Merger may be affected under Section 253 of the Delaware General Corporation Law by a resolution adopted by the Parent's board of directors without the need for a Company Required Vote.
4.	The Offer and withdrawal rights will expire at one minute after 11:59 p.m., New York City time, on May 11, 2018, unless the Offer is extended by Merger Sub or earlier terminated.
5.	The Offer is subject to the conditions described in Section 15 of the Offer to Purchase.

6.	Tendering stockholders who are record owners of their Shares and who tender directly to Broadridge Corporate Issuer Solutions, Inc. (the “Depositary”) will not be obligated to pay brokerage fees, commissions or similar expenses or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Merger Sub pursuant to the Offer.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable law requires the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Merger Sub (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Merger Sub.

INSTRUCTION FORM
with Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Cartesian, Inc.
at
$0.40 Net Per Share
by
Cartesian Holdings, Inc.
a wholly owned direct subsidiary of
Cartesian Holdings, LLC

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated April 10, 2018 (which we refer to as the “Offer to Purchase”), and the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, we refer to as the “Offer”), in connection with the offer by Cartesian Holdings, Inc., a Delaware corporation (which we refer to as “Merger Sub”) and a wholly owned direct subsidiary of Cartesian Holdings, LLC, a Delaware limited liability company, to purchase all outstanding shares of common stock, par value $0.005 per share (which we refer to as “Shares”), of Cartesian, Inc., a Delaware corporation, at a purchase price of $0.40 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to Merger Sub the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on the undersigned’s behalf will be determined by Merger Sub and such determination shall be final and binding to the fullest extent of the law.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:                  SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder, and delivery will be deemed made (and the risk of loss and the title of certificates representing Shares tendered will pass) only when actually received by the Depositary. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date (as defined in the Offer to Purchase).

Dated:
Signature(s)

Please Print Name(s)
Address:

Telephone No. (including Area Code):
Tax Identification or Social Security No.:

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.